Exhibit (a)(5)

YY Inc. Announces Repurchase Right Notification for 2.25% Convertible Senior Notes due 2019

Guangzhou, March 1, 2017 — YY Inc. (NASDAQ: YY) (“YY” or the “Company”), a live streaming platform, today announced that it is notifying holders of its 2.25% Convertible Senior Notes due 2019 (CUSIP No. 98426TAB2) (the "Notes") that pursuant to the indenture dated as of March 24, 2014 (the “Indenture”) relating to the Notes by and between the Company and Deutsche Bank Trust Company Americas, a New York banking association, as trustee, holders of the Notes may require the Company to repurchase for cash on April 1, 2017 (the “Repurchase Date”) all of such holder's Notes, or any portion thereof that is an integral multiple of US$1,000 principal amount, subject to the terms and conditions of the Indenture (the "Repurchase Right"). The Repurchase Right expires at 5:00 p.m., New York City time, on March 30, 2017.

As required by rules of the United States Securities and Exchange Commission (the "SEC"), the Company will file a Tender Offer Statement on Schedule TO today. In addition, documents specifying the terms, conditions and procedures for exercising the Repurchase Right will be available through the Depository Trust Company and the paying agent, which is Deutsche Bank Trust Company Americas. None of the Company, its board of directors, or its employees has made or is making any representation or recommendation to any holder as to whether to exercise or refrain from exercising the Repurchase Right.

The Repurchase Right entitles holders of the Notes to require the Company to repurchase all of such holder's Notes, or any portion thereof that is an integral multiple of US$1,000 principal amount, subject to the terms and conditions of the Indenture. The repurchase price for such Notes will be an amount in cash equal to 100% of the principal amount of the Notes to be so repurchased, plus accrued and unpaid interest, if any, to, but excluding, the Repurchase Date in respect of which a repurchase notice (the “Repurchase Notice”) is given, provided that any such accrued and unpaid interest shall be paid to the holders of such Notes at the close of business on March 15, 2017. As of February 28, 2017, there was U$400,000,000 in aggregate principal amount of the Notes outstanding.

The opportunity for holders of the Notes to exercise the Repurchase Right commences today, March 1, 2017, and will terminate at 5:00 p.m., New York City time, on March 30, 2017. In order to exercise the Repurchase Right, a holder must follow the procedures set forth in the Company's Notice of Repurchase of Notes at Option of Holders, which is available through Deutsche Bank Trust Company Americas. A holder will be entitled to withdraw its election in the Repurchase Notice if the paying agent receives a written notice, prior to 5:00 p.m., New York City time, on March 30, 2017.

This press release is for information only and is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell the Notes or any other securities of the Company. The repurchase of the Notes will be only made pursuant to, and the Notes may be surrendered only in accordance with the Indenture, the Company's Notice of Repurchase of Notes at Option of Holders dated March 1, 2017 and related documents. Holders of the Notes should refer to the Indenture for a complete description of repurchase procedures and direct any questions concerning the mechanics of repurchase to Deutsche Bank Trust Company Americas by calling Chris Niesz at +1-201-593-2332. The address of Deutsche Bank Trust Company Americas is: DB Services Americas, Inc, 5022 Gate Parkway Suite 200, MS JCK01-0218 Jacksonville, FL 32256, U.S.A.

HOLDERS OF NOTES AND OTHER INTERESTED PARTIES ARE URGED TO READ THE INDENTURE, THE COMPANY'S SCHEDULE TO, NOTICE OF REPURCHASE OF NOTES AT OPTION OF HOLDERS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT YY INC. AND THE REPURCHASE RIGHT.

Materials filed with the SEC will be available electronically without charge at the SEC's website, www.sec.gov. Documents filed with the SEC may also be obtained without charge at the Company's website, http://investors.yy.com.

About YY Inc.

YY Inc. (“YY” or the “Company”) is a live streaming platform that enables users to interact in live online group activities through voice, text and video. Launched in July 2008, YY Client, the Company’s core product, empowers users to create and organize groups of varying sizes to discover and participate in a wide range of activities, including online music and entertainment, online games, online dating, live game broadcasting and education. YY Inc. was listed on NASDAQ in November 2012 and generated revenues of US$910 million in the fiscal year 2015.

CONTACT: For further information, please contact:

YY Inc.

Yuffie Fu

Tel: +86 (20) 8212-0000

Email: IR@YY.com

ICR, Inc.

Jessie Fan

Tel: +1 (646) 915-1611

Email: IR@YY.com